                                                                    Exhibit 99.1

                               [TEAM HEALTH LOGO]

FOR IMMEDIATE RELEASE                         Contact:
                                              Team Health, Inc.
                                              Knoxville, Tennessee
                                              David Jones, CFO
                                              (865) 693-1000


TEAM HEALTH ANNOUNCES SECOND QUARTER 2005 RESULTS

KNOXVILLE, TENN. - AUGUST 10, 2005 - Team Health, Inc. today announced results for its second quarter ended June 30, 2005.

The Company reported net earnings of $12.1 million in the second quarter of 2005 versus a net loss of $55.9 million in the second quarter of 2004. The 2004 results included an impairment loss provision of $65.8 million to reduce the carrying value of goodwill associated with the Company's military staffing business. Net revenue less provision for uncollectibles ("revenue less provision") excluding military staffing revenues increased 12.9% or $25.1 million. Military staffing revenue declined $23.3 million between periods as a result of the military re-contracting its healthcare staffing contracts beginning in the second quarter of 2004. Same contract revenue less provision increased 14.5% or $26.1 million, to $205.7 million in the second quarter of 2005 from $179.7 million for the same period of 2004. Overall, total revenue less provision in the second quarter of 2005, increased 0.7% to $257.7 million from $256.0 million in the same period in 2004.

Net earnings for the six months ended June 30, 2005 were $30.1 million compared to a loss of $56.0 million for the six months ended June 30, 2004. Included in the financial results for the six months ended June 30, 2005 is a reduction in professional liability reserves related to prior years of $7.6 million. The financial results for the six months ended June 30, 2004 include approximately $16.0 million of pretax refinancing costs and compensatory bonus expenses associated with a refinancing of the Company's capital structure as well as the impairment loss provision in the amount of $65.8 million. For the first six months of 2005, same contract revenue less provision increased 13.2% or $46.4 million, to $397.4 million in 2005 from $351.1 million in the same period of 2004. Net revenue less provision for the six months ended June 30, 2005 decreased 1.8% to $508.3 million from $517.4 million in the prior year period. The decrease between periods includes a reduction of military staffing revenue of $49.2 million.

As of June 30, 2005, Team Health had cash of $15.2 million and $74.9 million of available capacity under its revolving credit facility. As previously announced and effective April 6, 2005, the Company amended the terms of its senior credit agreement. As a result of the amendment, the Company made a partial prepayment of its term debt in the amount of $30.0 million, converted its existing term loan B into a new term loan C in the amount of $203.1 million, and reduced the pricing on the new term loan by 50 basis points to LIBOR plus 275 basis points. Also, the amendment granted the Company the ability to purchase up to $35.0 million of its outstanding 9% Senior Subordinated Notes. Total debt reduction during the second quarter of 2005 was $65.2 million, including $34.3 million of the Company's 9% Senior Subordinated Notes. In the six months ended June 30, 2005, the Company repaid $80.1 million of outstanding debt. Total outstanding indebtedness as of June 30, 2005 was $348.0 million. Cash flow provided by operations (after interest, taxes and changes in working capital) for the first six months ended June 30, 2005 was $28.0 million compared to $26.2 million in 2004.

Lynn Massingale, M.D., President and CEO of Team Health said, "During the second quarter of 2005 our core Emergency Department (ED) business continued its strong financial performance. As in the first quarter of 2005, both volumes and pricing once again increased on a year over year basis. Steady state ED volume increased 5.6% and net estimated revenue per patient visit increased 10.2% in the second quarter of 2005 compared to the second quarter of 2004. In the first six months of 2005, steady state ED volume increased 6.2% and net estimated revenue per patient visit increased 9.7%. The increase in overall ED volume in both the three and six months periods of 2005 reflected a nominal increase in self-pay patient visits, but a decrease in self-pay visits as a percentage of our total visits as other payer types increased at a higher rate.

"Performance in our military staffing unit continued to meet our expectations despite lower revenue and profitability following the military's 2004 re-contracting process and our restructuring of this business line. During the next several months we will face contract renewal bidding on approximately $65 million of our annual revenue relating to this business originally obtained under one-year contracts, while an additional $79 million of our annual revenue is subject to the military's option to exercise its right to extend such multi-year contracts for an additional year. We will have the opportunity to bid on an estimated $100 million of annual staffing revenue now held by others. However, we expect to be ineligible to bid on a substantial portion of the business held by others due to the government's practice of reserving a substantial portion of its contracts for award to small businesses.

"While we are highly focused on our core ED business and have a significant presence in military staffing, we have over the past several years invested in developing other healthcare staffing and service business lines. Our investment in the field of radiology has been spread over several different types of radiology services. We recently re-evaluated our strategy with respect to these various radiology services. This evaluation led us to the conclusion to divest our two imaging centers over the balance of 2005. We concluded that operating capital intensive imaging centers in a very competitive market with ever changing technology did not fit with our strategic direction. In the second quarter we recorded an estimated $1.6 million impairment loss related to the assets of these centers. Additionally, in evaluating the overall profitability of our radiology operations, we concluded that certain hospital staffing contracts did not meet our profitability goals and we have decided to terminate such contracts over the balance of 2005. We will work with the administrations of the hospitals impacted by this decision to ensure a smooth and orderly transition of such services. As a result, we anticipate incurring severance related costs currently estimated at approximately $1.0 million in the third and fourth quarters of 2005. Overall, the aforementioned operations contributed less than 2.0% of our net revenues on an annual basis.

"Subsequent to the end of the second quarter, a jury in Florida rendered a verdict that awarded $15.0 million to a plaintiff in connection with a professional liability lawsuit involving the death of a patient. Team Health, Inc. was named as a co-defendant in the verdict. The jury award of $15.0 million was in excess of combined insurance coverage of $2.0 million at the time of the incident. We are currently awaiting the trial judge's final judgment. While our sincere sympathies go to this patient's family, we believe that neither the facts, circumstances nor the law in this matter justify the jury's conclusions nor the excessive award. We intend to pursue a request for relief from the unwarranted award through a full exercise of our legal rights.

"On a final note, the proposed Medicare physician fee schedule for 2006 currently includes a 4.3% reduction in physician payment rates under the present statutory formula. We continue to monitor and support several bills currently being considered by Congress to reduce or eliminate this formulaic reduction in the fee schedule."

ABOUT TEAM HEALTH

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 7,000 healthcare professionals who provide emergency medicine, radiology, anesthesia, hospitalist, urgent care and pediatric staffing and management services to over 450 civilian and military hospitals, surgical centers, imaging centers and clinics in 44 states. For more information about Team Health, visit www.teamhealth.com.

As previously announced, Team Health will hold an investor conference call at 9:00 a.m. Eastern Time on August 11, 2005. All interested parties may listen to the call by calling (800) 430-9375. A taped replay of the call will be available after 12:00 p.m. Eastern Time Thursday, August 11, 2005, through midnight on August 18, 2005, by calling (800) 642-1687, access code 7659904.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements", including without limitation, those relating to the Company's future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

                               - tables attached -

                                TEAM HEALTH, INC.
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                THREE MONTHS ENDED
                                                                      June 30,
                                                              -----------------------
                                                                2005          2004
                                                              ---------     ---------
                                                                    (UNAUDITED)
                                                                  (IN THOUSANDS)
Net revenue                                                   $ 401,605     $ 388,730
Provision for uncollectibles                                    143,888       132,736
                                                              ---------     ---------
    Net revenue less provision for uncollectibles               257,717       255,994
Cost of services rendered
    Professional service expenses                               186,315       191,237
    Professional liability costs                                 13,149        13,617
                                                              ---------     ---------
        Gross profit                                             58,253        51,140
General and administrative expenses                              25,877        24,124
Management fee and other expenses                                 1,758           457
Depreciation and amortization                                     3,083         3,459
Interest expense, net                                             6,722         7,008
Estimated impairment loss                                         1,560        65,819
                                                              ---------     ---------
    Earnings (loss) before income taxes                          19,253       (49,727)
Provision for income taxes                                        7,109         6,190
                                                              ---------     ---------
  Net earnings (loss) attributable to common stockholders     $  12,144     $ (55,917)
                                                              =========     =========


                                     -more-

                                TEAM HEALTH, INC.
                              FINANCIAL HIGHLIGHTS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                  SIX MONTHS ENDED
                                                                      June 30,
                                                              -----------------------
                                                                 2005          2004
                                                              ---------     ---------
                                                                     (UNAUDITED)
                                                                   (IN THOUSANDS)
Net revenue                                                   $ 799,672     $ 786,032
Provision for uncollectibles                                    291,364       268,628
                                                              ---------     ---------
    Net revenue less provision for uncollectibles               508,308       517,404
Cost of services rendered
    Professional service expenses                               366,643       385,948
    Professional liability costs                                 18,392        29,891
                                                              ---------     ---------
        Gross profit                                            123,273       101,565
General and administrative expenses                              50,765        48,819
Management fee and other expenses                                 2,162           613
Depreciation and amortization                                     6,166         6,944
Interest expense, net                                            13,913        14,326
Refinancing costs                                                    --        14,731
Estimated impairment loss                                         1,560        65,819
                                                              ---------     ---------
    Earnings (loss) before income taxes                          48,707       (49,687)
Provision (benefit) for income taxes                             18,641         6,266
                                                              ---------     ---------
Net earnings (loss)                                              30,066       (55,953)
Dividends on preferred stock                                         --         3,602
                                                              ---------     ---------
  Net earnings (loss) attributable to common stockholders     $  30,066     $ (59,555)
                                                              =========     =========


                                     -more-

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                                TEAM HEALTH, INC.
                            SUPPLEMENTAL INFORMATION
                                 (IN THOUSANDS)
                                   (UNAUDITED)


                                              JUNE 30,     DECEMBER 31,
                                                2005          2004
                                              --------      --------
Cash and cash equivalents                     $ 15,187      $ 17,931
Short-term investments                              --        64,651
Accounts receivable, net                       167,837       160,852
Long-term debt, including current portion      347,975       428,125

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